EMPLOYMENT AGREEMENT

This Employment Agreement, dated April 26, 2010 (the “Agreement”), is entered into by and between Camelot Entertainment Group, Inc., a Delaware Corporation, it affiliates, subsidiaries, divisions, predecessors and successors (the “Company”) one the one hand, and George Jackson (the “Executive”) on the other hand. The Company and Executive are hereinafter referred to collectively as the “Parties” and individually referred to as a “Party.”

RECITALS

WHEREAS, Executive has served as the Company’s Chief Financial Officer, Secretary and as a member of the Board of Directors since 2005; and

WHEREAS, Executive and the Company desire to continue their working relationship by setting forth the following terms and conditions for an employment relationship between Employee and Company.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties to this Agreement hereby agree as follows:

ARTICLE 1
SCOPE OF EMPLOYMENT

1.1           Title and Position.  The Company hereby employs Executive, and Executive hereby accepts employment by the Company, as its Chief Financial Officer (“Executive”) for the Term of this Agreement, with the specific duties and authority set out below.

1.2           Conflicts with Board Policies.  The employment relationship between the Parties shall be governed by the policies and practices established by the Board, except that when the terms of this Agreement differ from or are in conflict with the Company’s policies or practices, this Agreement shall control.

1.3           Location.  Unless the Parties otherwise agree in writing, during the term of this Agreement Executive shall perform the services he is required to perform pursuant to this Agreement in the San Diego, California area or any other area of Executive’s convenience which permits regular communication via telephone, Internet or other popular medium with employees, officers, directors, customers and network affiliates as needed to effectively carry out duties as described herein. Executive acknowledges and understands that the Company’s current headquarters are located in Irvine, California and that officers and other participants critical to the Company’s business are dispersed nationally and internationally, and that such dispersion will increase substantially as the Company grows. The Parties therefore acknowledge and agree that the nature of Executive’s duties hereunder may require domestic and international travel from time to time.

1.4           Term.  The term of Executive’s employment under this Agreement (the “Term”) shall commence on the date first written above (the “Effective Date”) and shall end on December 30, 2017, unless sooner extended or terminated in accordance with the provisions of this Agreement. For purposes of this Agreement, “Employment Year” shall mean each 12-month period during the Term commencing on January 1, and ending on December 31 of the following year. In the event the Parties decide to extend this Agreement for one or more terms, any extension agreed upon must be done so in writing and executed by the Company and Executive no later than 5 p.m. Eastern Standard Time on December 31, 2017. In the event this Agreement is not extended or terminated in accordance with the terms and conditions contained herein, this Agreement shall automatically renew for one additional Term, and shall continue to do so until extended or terminated in accordance herewith.

1.5           Duties and Scope of Employment.  During the Term, Executive shall perform such services as the Company may from time to time reasonably request consistent with Executive’s position with the Company (the “Services”). The Services and authority of Executive shall include, but are not limited to, the duties as Chief Financial Officer of a fully reporting, fully audited public company.

1.5.1          The Company may, from time to time during the Term, appoint Executive to one or more additional offices of the Company. Executive agrees to accept such offices if consistent with Executive’s stature and experience and with the type of offices with the Company held by Executive.

1.5.3           During the Term, Executive shall be nominated to the Board of Directors of Camelot Entertainment Group, Inc. (the “Board”).  If elected to the Board by the Company’s stockholders, Executive shall serve as Secretary of the Board of Directors. Executive shall also be named as a member of the Audit and Executive Committee (or comparable committees) of the Board, as a member of the Compensation Committee (or comparable committees) of the Board, as a member of the Internal Controls Committee (or comparable committees) of the Board, and any and all other executive level committees established by the Board.

1.6           Obligations to the Company.  During the term of his employment, Executive shall devote as much time and efforts to the Company in order to perform his duties as Chief Financial officer and Secretary.  Except as otherwise listed in Exhibit 1.6 attached hereto, Executive may not become, in his individual capacity or otherwise, an employee, officer, controlling stockholder or partner in other entities engaged in a related business model during the Term of this Agreement. In the event Employee has the opportunity to accept or retain a Board of Director’s position at a related business during the term of this Agreement, Executive shall obtain approval by the Board of Directors prior to accepting or retaining such position, with Board approval not to be unreasonably withheld.

1.6.1           Except as listed in Exhibit 1.6.1 attached hereto, notwithstanding anything to the contrary stated in this Agreement, Executive may acquire and/or retain, as an investment, and take customary actions (including the exercise or conversion of any securities or rights) to maintain and preserve Executive’s ownership of any one or more of the following (provided such actions, other than passive investment activities, do not unreasonably interfere with Executive’s services hereunder): (a) securities of any corporation that are registered under Sections 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are publicly traded as long as Executive is not part of any control group of such corporation and, in the case of public corporations in competition with Company,  such securities do not constitute more than ten (10) percent of the voting power of that public company; (b) any securities of a partnership, trust, corporation or other person so long as Executive remains a passive investor in that entity and so long as such entity is not, directly or indirectly, in competition with Company, (c) securities or other interests now owned or controlled, in whole or in part, directly or indirectly, by Executive in any corporation or other person and which are identified on Schedule 1.6 hereto; and (d) securities of the Company or any of its Affiliates. Nothing in this Agreement shall be deemed to prevent or restrict Executive’s ownership interest in the Company and its Affiliates or Executive’s ability to continue any business activity in which Executive was engaged prior to joining this Company, or Executive’s ability to render charitable or community services.

1.7           Loyal and Conscientious Performance of Duties.  Executive agrees he will at all times loyally and conscientiously perform all of the duties and obligations required under this Agreement, to the best of his ability and experience.

ARTICLE 2
COMPENSATION

2.1           Salary.  Executive shall receive a base Salary to be calculated as follows: At the average rate for an Chief Financial Officer of a medium sized publicly traded company in the city of Irvine, California, as published by The Orange County Business Journal, as of the effective date hereof plus ten per cent (10%) per annum beginning January 1, 2010.  Thereafter, said base Salary shall increase by a minimum of $10,000 per annum or adjusted to the average rate for a Chief Executive Officer of a medium sized publicly traded company in the city of Irvine, California, as published by the Orange County Business Journal, on the anniversary date of this Agreement, whichever is greater. In no event shall the Executive’s base salary be below $250,000 during the Term. Salary payable to Executive hereunder shall be paid beginning January 1 of each year during the Term and at such times and in such amounts as the Company may designate in accordance with the Company’s usual salary practices, but in no event less than twice monthly. In the event that another employee, director, agent and/or consultant of the Company receives or is contracted for a base Salary in excess of Executive’s on or after January 1, 2010, Executive’s base Salary shall be adjusted so that Executive’s base Salary is equal to or greater than any other employee, director, agent and/or consultant of the Company.

2.1.1           Executive hereby agrees to defer all monies due in excess of thirty thousand dollars ($10,000) in any given month until such time as the Corporation is able to pay Executive’s salary out of revenues generated by the Corporation or from proceeds provided by funding, whichever occurs first.  Executive further agrees that Company shall pay no form of interest on said deferment.  In the event the Corporation is unable to generate the funds necessary to satisfy the Salary described under Section 2.1, Executive has the option to accept the Company’s Common and/or Preferred Stock as payment for services rendered.  In the event Executive elects to accept the Company’s Common Stock as payment, to the extent allowed by law, the Company shall issue to Executive its Common Stock until such time as the amount stated herein is paid in full. In the event this Agreement is terminated due to the expiration of the Term or for any other reason, the terms and conditions of Section 2.1 and this Section 2.1.1 shall remain in full force and effect until such time as Executive has been paid in full in accordance herewith.

2.1.2    All such compensation due to Executive of any kind from any source that Executive fully earns in amounts that exceed his base Salary, shall be fully earned by the Executive and shall be paid in addition to Executive’s base Salary with no deductions due to the Company.

2.2           Signing Bonus.  Executive shall receive a signing bonus in the amount of One Hundred Thousand Dollars ($100,000) payable upon the execution of this Agreement; One Million shares of Class “A” convertible Preferred Stock, with a voting preference of 50 to 1 and at a share price of $.0001 cents per share; One Million shares of Class “B” convertible Preferred Stock, with a voting preference of 1,000 to 1 and at a share price of $.0001 cents per share; One Million shares of Class “C” convertible Preferred Stock at a share price of $.0001 cents per share; One Million shares of Class “D” convertible Preferred Stock at a share price of $.0001 cents per share; and 500,000,000 shares of the Company’s Common Stock at a share price of $.0001 cents a share.  All shares received by Executive shall be vested 100% upon issuance of the stock certificate, with any restrictive language to be printed on the certificate approved by both Company and Executive.  Should Executive’s employment be involuntarily terminated for Cause by Company (as defined in Section 3.1.3) within one year from the date of this Agreement, Executive shall be required to return to Company a percentage of shares (received under this Section 2.2), pro rated by the number of months Executive was employed by Company.  Further, should Executive voluntarily terminate his employment with the Company (as defined in Section 3.1.5) within one year of the date of this Agreement, Executive shall return to Company one hundred percent (100%) of all shares granted under this Section 2.2, less any stock sold by Executive within one year of the date of this Agreement.  However, upon Executive completing one year of employment from the date of this Agreement, all shares granted under this Section 2.2 and elsewhere in this Agreement or acquired by Executive by any means whatsoever during the Term shall be duly authorized, fully paid, non-dilutive, fully vested and non-assessable. Further, the Company hereby acknowledges and agrees that it will not cancel, dilute, rescind or otherwise inhibit and/or prohibit in any way Executive’s right, title and interest to the shares.

2.3           Base Bonuses. Executive shall receive a cash bonus on account of and subject to his working relationship with the Company through the date hereof in an amount determined by the Compensation Committee of the Board, which amount shall be no less than  $50,000 and shall be paid shortly thereafter. For the Company's 2010 fiscal year, Executive shall be eligible to earn a target bonus equal to 50% of the Base Salary paid to Executive for that time period. In subsequent fiscal years, Executive shall be eligible to earn a target bonus equal to 50% of Base Salary (the "Target Bonus"). For each period, Executive shall be eligible to receive a greater payment, up to 80% of Base Salary, based on achievement in excess of the target milestones, and with lesser payments if the target milestones are not achieved. Executive's performance shall be evaluated by the Compensation Committee of the Board of Directors based upon performance criteria specified by that committee. The payment of any bonus under this Section 2(3) shall be subject to Executive's employment with the Company through the end of the relevant evaluation period (which employment requirement does not apply with the respect to the Target Bonus component of severance payments made pursuant to Section 3(2)(e)). Executive's Target Bonus shall be reviewed annually by the Compensation Committee of the Board for possible increases in light of Executive's performance and competitive data.

(a)                              Additional Annual Bonus Compensation.  In addition to Executive’s Salary, Signing Bonus and Base Bonuses provided in Sections 2.1, 2.2 and 2.3 above, during the Term Executive shall be eligible to earn an annual bonus for each whole or partial calendar year during the Term, determined and payable as follows (the “Additional Bonus”):

(i)                                   Commencing with Executive’s Bonus for the 2011 calendar year, Executive’s additional target bonus for each calendar year during the Term shall be $200,000, provided that the Compensation Committee will review Executive’s target bonus at least annually and may increase (but not decrease, including as it may be increased from time to time) the target bonus.  The result of any such annual review shall be reported to Executive by the Compensation Committee promptly after it occurs. Executive’s target bonus, as it may be so increased from time to time, is referred to herein as the “Additional Target Bonus.”  As the actual amount payable to Executive as Additional Bonus will be dependent, among other things, upon the achievement of the performance goal(s) referred to in Section 3(b)(ii), Executive’s actual Bonus may be less than, greater than or equal to the Additional Target Bonus.

(ii)                                A portion of Executive’s Bonus (the “Company-Wide Performance Bonus Portion”) for each calendar year during the Employment Term, beginning with 2011, will be based upon achievement of one or more Company-wide performance goals (the “Company-Wide  Performance Goal(s)”) established in good faith by the Compensation Committee for such calendar year pursuant to, and determined in accordance with, the Company’s Senior Executive Short-Term Incentive Plan, as the same may be amended from time to time (together with any successor plan, the “Senior Executive STIP”); provided, however, that for the partial calendar year in 2017, the applicable performance goal(s) shall be adjusted to reflect budgeted Company performance for the shortened performance period and the performance period shall end coincident with the end of the original Term.  The Company-Wide Performance Goal(s) shall satisfy the following requirements (the “Incentive Goal Parameters”):

a.             The Company-Wide Performance Goal(s) will be the same as the performance goal(s) used to determine the amount of bonus payable to any other executive of the Company who participates in the Senior Executive STIP and who has Company-wide responsibilities;

b.            The Company-Wide Performance Goal(s) will be challenging, but reasonably achievable; and

c.             For each calendar year, the level of difficulty in achieving the Company-Wide Performance Goal(s) for that calendar year will not be significantly more difficult (as determined at the time such Company-Wide Performance Goal(s) are established, taking into account all relevant facts and circumstances, including the Company’s relative financial and stock performance, general market conditions and market conditions affecting diversified media and entertainment companies) than was the level of difficulty of achieving the Company-Wide Performance Goal(s) applicable to the immediately preceding calendar year.  For avoidance of doubt, the fact that the target with respect to Company-Wide Performance Goal(s) increases from one year to the following year shall not be presumed, in and of itself, to mean that such Company-Wide Performance Goal(s) for the calendar year are significantly more difficult to attain than the Company-Wide Performance Goal(s) for the immediately preceding calendar year.

Executive shall have meaningful input with the Compensation Committee prior to the determination of the Company-Wide Performance Goal(s) for each calendar year, but the Compensation Committee will have final power and authority concerning the establishment of such goal(s).

(iii)                             With respect to the Company-Wide Performance Bonus Portion:

•                If the Company achieves less than 80% of the Company-Wide Performance Goal(s) for the calendar year (or portion thereof), Executive shall not have a right to payment of any Additional Bonus with respect to the Company-Wide Performance Bonus Portion;

•                If the Company achieves 80% of the Company-Wide Performance Goal(s) for the calendar year (or portion thereof), the Company-Wide Performance Bonus Portion shall be an amount in U.S. Dollars of no less than the product of (i) 0.8 multiplied by (ii) the product of 0.85 multiplied by the Additional Target Bonus;

•                If the Company achieves 100% of the Company-Wide Performance Goal(s) for the calendar year (or portion thereof), the Company-Wide Performance Bonus Portion shall be an amount in U.S. Dollars of no less than the product of (i) 1.0 multiplied by (ii) the product of 0.85 multiplied by the Additional Target Bonus; and

•                If the Company achieves 120% or more of the Company-Wide Performance Goal(s) for the calendar year (or portion thereof), the Company-Wide Performance Bonus Portion shall be an amount in U.S. Dollars of no less than the product of (i) 1.2 multiplied by (ii) the product of .85 multiplied by the Target Bonus;

•                For achievement at an intermediate point between 80% and 100%, and between 100% and 120%, the Company-Wide Performance Bonus Portion will be interpolated on a straight-line basis between the respective Company-Wide Performance Bonus Portion delivered at such percentages.

Notwithstanding anything herein to the contrary, the Compensation Committee shall not be precluded from authorizing the payment to Executive of an Additional Bonus which exceeds the Company-Wide Performance Bonus Portion determined under the above schedule, including, without limitation, based on the terms and conditions of the Senior Executive STIP.

(iv)                            In addition to the Company-Wide Performance Bonus Portion, the remainder of Executive’s Additional Bonus shall be determined in the reasonable discretion of the Compensation Committee taking into account all relevant factors, including individual and other performance goals.

(v)                               Executive’s Additional Bonus for the 2011 calendar year shall not be subject to any proration notwithstanding the Start Date of this Agreement.  For the partial year 2017, Executive’s annual Additional Target Bonus shall be prorated to reflect the shorter performance period.

(vi)                            Executive’s Additional Bonus for any calendar year, including a Bonus for the last partial year of the Term, shall be payable during the period January 1st through March 31st of the following calendar year.  For the avoidance of doubt, it is understood that Executive will receive the Additional Bonus that is determined by the Compensation Committee for Executive for each calendar year in which Executive was employed, even if Executive is not employed on March 31st of the following year or on the actual date on which bonuses are paid for such year.

(vii)                         In the event that the Senior Executive STIP is amended or terminated, Executive will be given an opportunity under the amended or successor plan to earn bonus compensation equivalent to the amount that Executive could have earned under this Section 2.3(a), but subject to the same limitations, and any such bonus and/or bonus plan shall not modify the Incentive Goal Parameters.

2.4.                                    Long Term Compensation.  In addition to the compensation described above in Section 2.1, 2.2 and 2.3 herein, Executive shall receive the following grants of long-term compensation under the Company’s 2010 Long-Term Incentive Plan (together with any successor plan, the “LTIP”):

(a)                               Stock Option Grants.

(i)                                   Executive shall receive an option under the LTIP to purchase Five Hundred Thousand (500,000) shares of the Company’s Class B Convertible Preferred Stock, par value $0.0001 per share (the “Class B Convertible Preferred Stock”), following the close of trading on the Over the Counter Bulletin Board or other national exchange on the third trading day following the Company’s public announcement of the arrangements set forth in this Agreement (the “2010 Option Grant Date”), provided that Executive is employed by Company on the 2010 Option Grant Date (the “2010 Option”).  The 2010 Option shall have a term of seven (7) years and shall have an exercise price equal to the closing price of one share of Common Stock on the 2010 Option Grant Date.  The 2010 Option shall vest in four (4) equal installments on each of the first, second, third and fourth anniversaries of the 2010 Option Grant

Date, provided that on each respective vesting date, Executive remains employed with the Company, and subject to acceleration and all other applicable provisions of this Agreement. Except as otherwise provided herein, the terms and conditions set forth in an option agreement evidencing the 2010 Option shall be no less favorable to Executive than the terms and conditions generally applicable to other senior executives of the Company.

(ii)                                On the first anniversary of the 2010 Option Grant Date (or if the first anniversary of the 2010 Option Grant Date is not a trading day, on the first trading day after such first anniversary) (the “2011 Option Grant Date”), Executive shall receive an option under the LTIP to purchase an additional Five Hundred Thousand (500,000) shares of Class B Convertible Preferred Stock, provided that Executive are employed by the Company on the 2011 Option Grant Date (the “2011 Option”); provided, however, that the number of shares of Class B Convertible Preferred Stock subject to the 2011 Option shall be increased to the extent that a greater number of shares is required to deliver an Option Grant Date Value (as hereinafter defined) that, when combined with the Option Grant Date Value of the 2010 Option, is equal to Five Hundred Thousand Dollars ($500,000); provided, further, that (a) in no event shall the number of shares of Class B Convertible Preferred Stock subject to the 2011 Option exceed Five Hundred Thousand (500,000) shares of Class B Convertible Preferred Stock, and (b) the Compensation Committee shall retain the discretion to reduce the number of shares of Class B Convertible Preferred Stock subject to the 2011 Option, but not below 250,000 shares, if the Compensation Committee determines that the Company’s financial and stock performance during calendar year 2010 is significantly worse than the financial and stock performance relative to its diversified media and entertainment peer companies.  The minimum and the maximum number of shares to be granted under the 2011 Option shall be equitably adjusted in the case of a stock split, spin-off, etc. in accordance with the adjustment provisions of the LTIP.  The Option Grant Date Values of the 2010 Option and 2011 Option shall be determined as of their respective grant dates.  For purposes of this Agreement, the “Option Grant Date Value” of a stock option shall equal the grant date fair value determined in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (FASB ASC) Topic 718, Compensation — Stock Compensation, employing the same assumptions and methodologies that are applied for purposes of the Company’s financial accounting statements.  The 2011 Option shall vest in four (4) equal installments, with the first three installments vesting on each of the first, second and third anniversaries of the 2011 Option Grant Date and the fourth installment vesting on the last day of the original Term, provided that on each respective vesting date, Executive remains employed with the Company, and subject to acceleration and all other applicable provisions of this Agreement.  The 2011 Option shall have a term of seven (7) years and shall have an exercise price equal to the closing price of one share of Common Stock on the 2011 Option Grant Date.  Except as otherwise provided herein, the terms and conditions set forth in an option agreement evidencing the 2011 Option shall be no less favorable to Executive than the terms and conditions generally applicable to other senior executives of the Company.

(iii)                             During each of the calendar years 2012, 2013, 2014, 2015, 2016 and 2017, the Compensation Committee will consider granting to Executive additional stock options  to purchase shares of the Company’s Class B Convertible Preferred Stock under the LTIP as and when other senior members of the Company’s management team reporting to Executive are considered for annual equity grants by the Compensation Committee (any such discretionary option grant, a  “Discretionary Option Grant”); provided, however, that such consideration by the Compensation Committee does not guarantee (and should not be construed as a guarantee) that Executive will receive a Discretionary Option Grant in any such calendar year.  The amount of any such grant(s) will be determined by the Compensation Committee, in its sole and reasonable discretion, with the objective and intent of creating shareholder value by maintaining the long-term incentive for Executive with regard to Executive’s existing and future equity holdings and equity-based awards that is consistent with the projected level of incentive and value for Executive from such equity holdings and equity-based awards that the Compensation Committee (with input from its independent compensation consultant) originally intended to establish, throughout the Term. The Compensation Committee, when considering whether it believes any such Discretionary Option Grant may be appropriate, will take into account the Company’s financial and stock performance relative to its diversified media and entertainment peer companies, and, in particular whether the Company’s financial and stock performance is due, at least in part, to operating factors that have generally affected companies in the industry in a similar fashion.  Any Discretionary Option Grant shall be subject to the terms and conditions set forth in the agreement evidencing such grant, which, except as otherwise provided herein, shall be no less favorable to Executive than the terms and conditions generally applicable to other senior executives of the Company, provided that any such Discretionary Option Grant will provide for vesting in full not later than the last day of the Original Employment Term (provided Executive remain employed on such date), and subject to acceleration and all other applicable provisions of this Agreement.

(b)                              Restricted Stock Units.

(i)                                   Beginning with the date of execution of this Agreement by both parties and automatically on each of the first, second, third, fourth, fifth, sixth and seventh anniversaries thereafter during the Term (each an “RSU Grant Date”), Executive shall receive an award of restricted stock units (the “RSUs”) under the LTIP, provided that Executive is employed by the Company on the applicable RSU Grant Date.  One-half of the RSUs underlying each grant shall be subject to performance- and time-based vesting conditions (“PRSUs”), and the other half shall be subject only to time-based vesting conditions (the “TRSUs”), in each case determined as of the RSU Grant Date.  The initial grant of RSUs shall have a grant date value equal to Two Hundred Thousand ($200,000), and each subsequent RSU grant thereafter shall have a grant date value that is Fifty Thousand Dollars ($50,000) more than the grant date value of the preceding grant (each, an “RSU Grant Date Value”).  The number of RSUs granted on any RSU Grant Date (rounded down to a whole unit for any fractional unit) shall be determined by dividing the RSU Grant Date Value by the closing price of one share of Common Stock on the RSU Grant Date.  The number of PRSUs granted on each RSU Grant Date shall be referred to herein as the “Target PRSU Award.”  Each RSU shall correspond to one share of Common Stock.

(ii)                                TRSUs granted pursuant to Section 2.4(b)(i) shall vest in three (3) equal installments on each of the first, second and third anniversaries of the applicable RSU Grant Date (or, if earlier, on the last day of the Original Employment Term), provided that Executive is employed on each such vesting date and subject to acceleration and all other applicable provisions of this Agreement.

(iii)                             The Compensation Committee shall establish a performance goal requirement with respect to each grant of PRSUs made pursuant to Section 2.4(b)(i), which requirement shall be consistent with the Incentive Goal Parameters described in paragraphs 3(b)(ii)b and 3(b)(ii)c, that shall apply in respect of a performance period that shall end no later than December 31st of the calendar year during which the RSU Grant Date occurs.  The performance goal established by the Compensation Committee for each grant of PRSUs shall be based on a level of achievement against the Company’s budgeted Free Cash Flow (as defined in the LTIP), as approved by the Board for each relevant calendar year, provided that such goal shall be adjusted for any performance period that is less than a full calendar year to reflect budgeted Company performance for the shortened performance period.  Executive shall have meaningful input with the Compensation Committee prior to the determination of the performance goal relating to the PRSUs for each performance period, but the Compensation Committee will have final power and authority concerning the establishment of such goal; provided, however, that if the Compensation Committee establishes a performance goal for PRSUs granted to other senior executives of the Company, which is based on the Company’s budgeted Free Cash Flow, the same performance goal shall be applicable to Executive’s PRSU grant for such calendar year.

(iv)                            As of the last day of each performance period, the Company’s actual Free Cash Flow shall be measured against the performance goal established for such performance period, after taking into account any permissible adjustments to such goal, and the degree of achievement (expressed as a percentage) will be used to calculate the number of shares that Executive will receive, in accordance with the following schedule:

• If the Company achieves less than 80% of the performance goal for the performance period, the Target PRSU Award will be forfeited;

• If the Company achieves 80% of the performance goal for the performance period, the number of shares to be delivered under the award will be 80% of the Target PRSU Award;

• If the Company achieves 100% of the performance goal for the performance period, the number of shares to be delivered under the award will be 100% of the Target PRSU Award; and

• If the Company achieves 120% or more of the performance goal for the performance period, the number of shares to be delivered under the award will be 120% of the Target PRSU Award.

For achievement at an intermediate point between 80% and 100%, and between 100% and 120%, the number of shares of Common Stock to be delivered will be interpolated on a straight-line basis between the respective numbers of shares to be delivered at such percentages.  Fractional shares will be aggregated and rounded to the next higher whole share.

(v)                               The number of PRSUs, determined pursuant to clause (iv) above, shall vest on the later of (A) the first anniversary of the RSU Grant Date (or, in the case of the 2017 grant of PRSUs, on the last day of the original Term) or (B) the date the Compensation Committee certifies that at least minimum threshold performance has been achieved for the relevant calendar year, which certification shall take place no later than seventy-four (74) days following the end of the relevant calendar year (the “PRSU Vest Date”), provided that Executive is employed on the applicable PRSU Vest Date (other than with respect to a certification by the Compensation Committee after the original Term, in which case Executive is not required to be employed) and subject to acceleration and all other applicable provisions of this Agreement.

(vi)                          RSUs (both PRSUs and TRSUs) shall be payable only in shares of Common Stock.  The PRSUs and the TRSUs shall also accrue dividend equivalents in accordance with the LTIP, provided that in the case of PRSUs, dividend equivalents shall be accrued and paid only with respect to the Target PRSU Award, unless actual performance results in payment of a lesser number of shares of Common Stock than under the Target PRSU Award, in which case dividend equivalents shall be paid only with respect to such lesser number.  Subject to the terms and conditions set forth in this Section 4(b) or as otherwise provided herein, the RSUs shall be subject to the terms and conditions set forth in the agreement evidencing the grant of such RSUs.

(vii)                      Prior to the end of each calendar year during the Term, Executive will have an option to defer the settlement of the RSUs that will be awarded during the following year.  Executive may elect to defer the settlement of such RSUs as follows: for up to ten (10) years after the RSUs vest for in-service distributions, and for up to three (3) years after Executive’s Separation from Service with the Company for post-termination distributions.  If a timely election to defer is not made for any RSUs, shares delivered in settlement of TRSUs shall be delivered within ten (10) business days following the applicable vesting date, and shares delivered in settlement of PRSUs shall be delivered during the period January 1st through March 31st of the calendar year after the calendar year in which they are granted promptly following the PRSU Vest Date.  Notwithstanding any of the foregoing, to the extent required to comply with Section 409A (as defined in Section 10), the settlement of each deferred RSU will be deferred to the date determined in accordance with Section 10(d)(v) if such date is later than the date on which settlement would otherwise occur.

In the event of a conflict between the terms and conditions set forth in this Section 2.4 and the terms and conditions set forth in an agreement(s) or plan(s) evidencing the grant of the awards contemplated by paragraphs 2.4(a) and (b), the terms of this Agreement shall control.

2.4           Additional Performance Bonus.  Executive shall receive an additional performance bonus equal to one percent (1%) of the total investment value raised by Company, to be paid upon closing directly with the investment source, and/or from any escrow established for the transaction, where applicable.

Any compensation due Executive from the bonuses referred to in Sections 2.2, 2.3 and 2.4 shall not be calculated as part of Executive’s base Salary.  All monies and stock to be received in accordance with Sections 2.2, 2.3 and 2.4 shall be included in all contracts with distributors, financiers and all other related parties where applicable.

2.5           Profit Sharing.  Executive shall receive one percent (1%) of all net profits before tax (as defined by the Company auditors) generated by the Company on an annual basis. Executive shall also receive one percent (1%) of all gross profits on each film produced during the Term.  Any profit sharing due to Executive shall be paid to him at the same time and in the same manner as all other profit sharing points are paid to any other profit participant on a film.

2.6           Stock Options.  Concurrent with the execution of this Agreement, and in consideration for the execution thereof, Executive and the Company shall develop, implement and enter into a 2010, 2011, 2012, 2013, 2014, 2015, 2016 and 2017 Stock Issuance and Option Plan and Agreement, which represents a material inducement to Executive’s willingness to enter into this Agreement. The Company shall grant to Executive an option to purchase shares of the Company’s Common Stock equal to two percent (2%) of the outstanding shares of the Company on an annualized basis.  Said options will vest equally by quarter over a period of four quarters during each year of the Term. All options granted prior to the Term are fully vested. Options shall be cashless, with all grants and benefits as established in the Company’s stock option plan(s), including, but not limited to, piggyback registration rights. Option shall be priced based on the average bid price of the shares for the three month period immediately preceding the effective date of this Agreement.

2.7           Purchase of Preferred Stock.  Executive shall be entitled to purchase One Hundred Thousand (100,000) shares of the Company’s Class A Preferred Stock at $.0001 per share and One Hundred Thousand (100,000) shares of the Company’s Class B Preferred Stock at $.0001 per share subsequent to the Effective Date. The Class A Preferred shares shall be convertible to the Company’s Common Stock on a two for one basis; the Class B Preferred shares shall be convertible to the Company’s Common Stock on a ten for one basis; and all preferred shares shall contain all customary right, title and privileges, including, but not limited to, piggyback registration rights. The stock will be duly authorized, fully paid, and non-assessable.

2.8           Purchase of Warrants. Executive shall be entitled to an additional one million (1,000,000) Warrants priced at ten per cent (10%) above the average bid trading price of the shares for the three month period immediately preceding the effective date of this Agreement. The Warrants shall expire 120 months following their date of issue. The Warrants will also contain other customary terms and conditions, including registration of the underlying common shares. All Warrants issued will be done so on a fully diluted basis, if applicable, all of which will be duly authorized, fully paid and non-assessable. The Warrants will also contain other customary terms and conditions, including piggyback registration rights. The Warrants and the pricing connected therewith shall not be affected by any restructuring of the stock, including forward and/or reverse stock splits.

2.9           Benefits.  Executive shall be entitled to certain benefits outlined below:

2.9.1  Health Insurance. Executive and Executive’s immediate family shall be entitled to participate in such medical, dental, eye and life insurance, long term care, 401(k), pension and other plans as the Company may have or establish from time to time and in which any other Company senior executives are eligible to participate. All insurance costs shall be borne by the Company, including all deductibles.

2.9.2           Vacation. During Executive’s first year of employment, Executive shall be entitled to two weeks of paid vacation. Executive shall be entitled to accrue vacation (beginning with any vacation after January 1, 2010) and/or be paid therefore in accordance with the Company's policies with respect thereto applicable to the Company’s general employees. In each subsequent year during the Term, Executive shall be entitled to one (1) additional week of vacation. As a result, beginning with Executive’s second year of employment, Executive shall be entitled to five weeks of paid vacation.

2.9.3           Executive Transportation.  Executive shall be entitled to an automobile of Executive’s choice, as well as reimbursement of all expenses incurred in connection with said automobile, including, without limitation, lease or purchase payments (which at Executive’s election shall be made directly by the Company), taxes, fees, registration, insurance, gas, car phone, maintenance and repairs. The aggregate amount of the automobile lease or purchase payments hereunder shall not exceed $12,000 in any year of the Term. Executive shall retain title to such automobile upon expiration or earlier termination of the Term. Executive shall also be entitled to first-class air travel for all trips (domestic and foreign) made by Executive in connection with Executive’s services to Company.

2.9.4           Directors and Officers Liability Insurance. Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses whatsoever incurred or sustained by Executive or his legal representatives in connection with any action, suit or proceeding to which Executive (or his legal representatives or other successors) may be made a party by reason of Executive being or having been a director or officer of the Company, or Executive serving or having served any other enterprises as a director, officer or employee at the request of the Company. The Company shall provide and maintain at all times during the Term and for a period of six years thereafter such directors and officers insurance policy covering Executive and his legal representatives, issued by a reputable and financially-sound insurance carrier of national standing which is acceptable to Executive, and providing coverage in the amount of at least $3,000,000.

2.9.5           Life Insurance Policy. The Company shall provide Executive with a whole-life insurance policy (from a reputable and financially-sound insurance carrier of national standing, acceptable to Executive) for his benefit in the amount of not less than $1,000,000. The Company agrees to make all premium payments under said life insurance policy; provided, however, that Executive reserves the right (either before or after the Company obtains said life insurance policy) to require the Company to pay directly to Executive the premiums for such policy (and to assign the policy to Executive if Company has already obtained such policy) so that Executive owns the policy and Executive makes the premium payments. Executive shall be entitled to name the beneficiary or beneficiaries of such policy and, upon expiration (or earlier termination) of the Term, Executive shall have the right to require the Company to assign any rights it may have in such policy to Executive. Executive agrees that the Company may secure additional insurance on Executive’s life for the benefit of the Company.

2.9.6           Disability Insurance. In addition to any disability benefits or insurance coverage provided to Executive through any group disability plan of Company, as well as in addition to any social security or workers’ compensation benefits provided to Executive, Company shall provide Executive with disability insurance with one or more substantial carriers providing the maximum amount of disability benefits to Executive that are available under a disability policy with an annual premium not to exceed $150,000. Company shall pay said annual premium directly to the insurance company; provided, however, that Executive reserves the right (either before or after Company obtains such disability insurance policy) to require Company to pay directly to Executive the premiums for such policy (and to assign the policy to Executive if Company has already obtained such policy) so that Executive owns the policy and Executive makes the premium payments. Executive may supplement or increase such insurance coverage by paying additional premiums in excess of said $150,000 maximum annual premium to be paid by Company. Upon expiration (or earlier termination) of the Term, Executive shall have the right to require Company to assign any rights it may have in such disability insurance policy to Executive.

2.9.7           Phones. Executive shall be entitled to have all phone expenses reimbursed and/or provided by the Company, including, but not limited to, cell phones, satellite phones and land lines utilized by Executive in carrying out his duties in connection herewith.

2.9.8           House Allowance. Executive shall be entitled to a House of Executive’s choice (“House” or “Home”), as well as reimbursement of all expenses incurred in connection with said Home, including, without limitation, lease or purchase payments (which at Executive’s election shall be made directly by the Company), taxes, fees, insurance, utilities, maintenance, moving costs, installations and repairs. The aggregate amount of the House lease or purchase payments hereunder shall not exceed $40,000 in any year of the Term.

2.9.9           Taxes. The Company shall pay all federal, state and local taxes of any type incurred by Executive during the Term, including taxes incurred during fiscal year 2009.

2.9.10          Excise Taxes.  Notwithstanding anything herein to the contrary, in the event that it is determined by the Company, or by the Internal Revenue Service (the “IRS”) pursuant to an IRS audit (an “Audit”) of Executive’s federal income tax return(s), that any payment or benefit provided to Executive hereunder or otherwise, would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any interest or penalties thereon, is herein referred to as the “Excise Tax”), then the Company shall pay (either directly to the IRS as tax withholdings or to Executive as a reimbursement of any amount of taxes, interest and penalties paid by Executive to the IRS) both the Excise Tax and an additional cash payment (a “Tax Neutralization Payment”) in an amount that will place Executive in the same after-tax economic position that Executive would have enjoyed if the payment or benefit had not been subject to the Excise Tax.  The Company will consult with its outside tax counsel at its expense, to the extent it reasonably deems appropriate, in making determinations pursuant to the preceding sentence.  The amount of the Tax Neutralization Payment shall be calculated by the Company’s regular independent auditors based on the amount of the Excise Tax paid by the Company as determined by the Company or the IRS.  If the amount of the Excise Tax determined by the IRS is greater than an amount previously determined by the Company, the Company’s auditors shall recalculate the amount of the Tax Neutralization Payment.  The Company’s auditors shall provide Executive with detailed support for its calculations.  The Company shall be responsible for the fees and expenses incurred by its auditors in making these calculations.  Executive shall promptly notify the Company of any IRS assertion during an Audit that an Excise Tax is due with respect to any payment or benefit, but Executive shall be under no obligation to defend against such claim by the IRS unless the Company requests, in writing, that Executive undertake the defense of such IRS claim on behalf of the Company and at the Company’s sole expense.  In such event, the Company may elect to control the conduct to a final determination through counsel of its own choosing and at its sole expense, of any audit, administrative or judicial proceeding involving an asserted liability relating to the Excise Tax, and Executive shall not settle, compromise or concede such asserted Excise Tax and shall cooperate with the Company in each phase of any contest.

2.9.11         Retirement Benefits. Executive shall be entitled to participate in such 401(k), pension and other plans as the Company may have or establish from time to time and in which any other Company executives are eligible to participate.

2.9.12         IPO or Secondary Offerings. In the event the Company undertakes and completes a public offering of its debt and/or equity securities, Executive shall be entitled to receive one per cent (1%) of all monies raised by the Company through such offering. This entitlement shall be in addition to all other awards, bonuses, consideration, entitlements, overrides, receipt and/or revenue sharing due Executive in accordance with this Agreement.

2.9.13         Miscellaneous Benefits. In addition to the foregoing, Executive shall receive additional benefits as specified in this Section 2.9.13, and such benefits as he now enjoys. During the Term, said benefits shall include without limitation (a) memberships (including initiation fees, annual dues and other recurring expenses) for fraternal and business organizations, country clubs, and any other clubs in an amount not to exceed $10,000 per year during the Term (b) reimbursement of Executive’s personal legal and accounting expenses, directly related to his duties as Chief Financial Officer and upon approval of the Board of Directors, in an amount not to exceed $10,000 per year, (c) customary health, medical, eye, preventive, elective and dental insurance for Executive, (d) first quality desktop and laptop computers containing maximum speed, memory and hard drive space currently available with standard company programs, including, but not limited to “Microsoft Office Professional 2010” or higher, “the Company Systems”, “Final Draft”, IMDB Professional, Quick Books Professional, “Final Cut Professional”, “Avid Professional” and “Movie Magic Budgeting and Scheduling”.

2.9.14         Board Compensation. Executive, should he be elected by the Stockholders to the Board of Directors, shall receive compensation on the same basis paid to all other members of the Board, in accordance with the Company's policies with respect thereto.

2.9.15           General. Executive shall be entitled to participate in any pension, health, sick leave, holidays, personal days, insurance or other plans, benefits or policies (not duplicative of the benefits provided hereunder) available to the employees of Company on the terms generally applicable to such employees.

2.9.16         No Reduction of Payment or Benefit. No payment or benefit made or provided under this Agreement shall be deemed to constitute payment to Executive or his legal representative in lieu of, or in reduction of, any payment or benefit under an insurance, pension or other benefit plan; and no payment under any such plan shall reduce any payment or benefit due under this Agreement except as set forth in Sections 2.9.5 and 3.2.3.

 2.9.17        Competitive Assessment.  Notwithstanding the foregoing Section 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.8 and 2.9, if, in connection with the annual review of all compensation and consideration contained therein, it is determined that Executive’s annualized target compensation package (consisting of Base Salary, Target Bonus, Additional Bonuses and target long-term incentives, without regard to any deferrals) is, in the aggregate, less than that of other chief executive officer(s) of comparably-sized diversified media and entertainment companies (to be determined by the Compensation Committee with input from its independent compensation consultant), the Compensation Committee will consider an increase to Executive’s annual target compensation package, taking into account the financial and stock performance of the Company relative to other diversified media and entertainment peer companies and, in particular, to the comparably-sized diversified media and entertainment companies that have chief executive officers whose annualized target compensation exceeds Executive’s.

2.10           Expenses.  Company shall reimburse executive for all reasonable and customary expenses incurred by him in the furtherance of the business of Company, in accordance with the then-existing reimbursement policies of Company, as they may be amended from time to time.  Executive shall keep complete and accurate records, including but not limited to, proof of payment of all expenditures. The determination of the adequacy of the accounting of the foregoing expenses shall be within the reasonable discretion of the Company’s independent certified accountants taking into consideration the substantiation requirements of the Internal Revenue Code of 1986, as amended.  Executive shall be entitled to cash reimbursement for all authorized expenses such as long distance travel/per diem/meals, executive entertainment, local and long distance phone use, postage, courier service, computer service, and local travel, office supplies and special labor (i.e., typing charges).

ARTICLE 3
TERMINATION AND TERMINATION PAYMENTS

3.1           Termination.  Executive’s employment with the Company may be terminated under the following conditions:

3.1.1           Death.  Executive’s employment with the Company shall terminate effective upon the date of Executive’s death.

3.1.2           Disability.  The Company may terminate the Executive’s employment for “Complete Disability” by giving the Executive thirty (30) days advanced notice in writing. For purposes of this Agreement, the term “Complete Disability” shall mean: (a) Executive shall have been adjudged incompetent by a court having jurisdiction over the matter; (b) Executive shall have become physically or mentally incapable of performing, with or without reasonable accommodation, the essential functions of his job for a period of more than one hundred eighty (180) days, in the opinion of a licensed medical doctor selected jointly by the Executive and Company; or  (c) Executive shall have been certified as permanently disabled under the provisions of the Social Security Act, as amended from time to time.

3.1.3           Termination by Company.  Company may terminate Executive’s employment under this Agreement at any time for Cause upon 30 days written notice (hereinafter “Notice of Termination”). For all purposes under this Agreement, “Cause” shall mean: (a) conviction of a felony by a court of competent jurisdiction which would preclude Executive from carrying out his duties hereunder; (b) material breach of any provision of this Agreement; (c) breach of Executive’s fiduciary duties of loyalty and care to Company; and (d) an act by Executive which constitutes gross misconduct. Notwithstanding the foregoing, Executive shall not be terminated for Cause unless and until the Executive has received notice of the proposed termination for Cause, which states with reasonable detail the bases for the termination, and Executive has had the opportunity to be heard before at least a majority of the Board and the Executive has been given a minimum period of 30 days to cure the cause for termination, if such cause is capable of being cured. Executive shall have the right to be represented by counsel at any such hearing before the Board regarding his termination.  In the event Company terminates Executive for Cause, Executive shall only be entitled to the compensation under Section 3.2.1(a), (b) and (c).

3.1.4           Termination by Company Without Cause. Following the expiration of the Term, the Company may terminate Executive without Cause upon issuing Executive a Notice of Termination.  In the event such termination is effected, Executive shall be entitled to all payments detailed in Section 3.2.1 below.  Company may also terminate Executive without Cause prior to the expiration of the Term.  In such an event, Executive shall also be entitled to all compensation listed under Section 3.2.1 below.

3.1.5           Termination by Executive.  Executive shall be entitled to terminate his employment for good reason. For purposes of this Agreement, “Good Reason” shall mean the commission or omission of any of the following actions:

(a) Failure of Company to comply with or perform a material term, condition or covenant of, or other material breach by Company, or default by the Company under this Agreement or any other transaction document.

(b) Assignment of Executive to duties inconsistent in any material respect with his status set forth in Sections 1.1 and 1.5 hereof.

(c) Reduction by Company in the base Salary set forth in Section 2.1, or a reduction in the Bonus set forth in Section 2.2.

(d) Failure of Company to continue to provide Executive with benefits substantially similar to those enjoyed by him under any of the pension, retirement, dental, medical, health and accident plans in which Executive is presently entitled to participate (provided that the failure to provide any such benefits which individually and in the aggregate are immaterial shall not constitute Good Reason), or the taking of any action by the Company that would, directly or indirectly, materially reduce any of such benefits or deprive Executive of any benefit presently enjoyed by Executive immediately prior to the Effective Date or to which Executive is entitled at any time after the Effective Date.

(e) Change in control of the Company, meaning a change in control (except changes in control effected with the express consent of Executive) of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement, including, but not limited to (i) a transaction or series of related transactions resulting in a change in beneficial ownership of more than 30% of the outstanding equity securities of the Company; (ii) or a sale of all or substantially all of the assets of the Company. Further, any provision of this Agreement to the contrary notwithstanding, in the event the Company experiences either a “change in control” transaction as defined herein, including, but not limited to, a merger, acquisition or sale of a controlling interest in the Corporation as stated above, the terms and conditions of this Agreement shall remain in effect and in full force, and all cash, stock, bonuses, profit sharing, options, warrants and any other consideration due Executive for the remainder of the Term and one additional Term thereafter shall become fully due, vested and immediately payable and such action by the Company shall not in any way diminish, dilute, affect or compromise Executive’s rights, including but not limited to, all compensation as described in Sections 2 and 3 herein, and as may be further specified in this Agreement.

(f)  Further, more specifically, in the event of a “change of control”, all equity-based compensation held by Executive shall accelerate vesting (on the basis that any mid-range or “target” goals rather than premium goals are deemed to have been achieved) and remain exercisable for the remainder of the term of the grant. All outstanding restricted stock units (whether subject to time-based or performance-based vesting criteria) will be settled not later than the tenth (10th) day following the date of such change of control.

                       (g) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

(h) Any fundamental change to the business of Company effectuated without Executive’s consent, so that Company is no longer principally involved in the film and television industry.

 (i)           Abandonment by the Company of the Camelot Production Model (“CPM”) as the Company’s core business model, without the written consent of the Executive.

Any purported termination of employment by Executive pursuant to Section 3.1.5 shall be made, in addition to any other requirements that may be set forth herein, by giving written notice within six months of Executive receiving actual knowledge of the action set forth above giving rise to the right to terminate for Good Reason. The failure of Executive to give written notice within such period shall not be construed to prevent the giving of written notice upon the next occurrence of such action or upon the occurrence of another action set forth in Section 3.1.5. The Company shall have 30 days after receipt of written notice to cure the event giving rise to Executive’s right to terminate for Good Reason (if any such cure is available), or any other cure period expressly provided for in other Agreement between Company and Executive.  Executive’s right to terminate his employment pursuant to this Section 3.1.5 shall not be affected by his incapacity due to physical or mental illness.

3.2           Termination Payments.

3.2.1           Termination by Company.  In the event Company terminates Executive’s employment without Cause prior to or after the expiration of the Term (or any subsequent extension or amendment thereof), Company shall pay Executive or other duly authorized person, within 30 days of termination:

(a)           the base Salary and Base Bonuses due Executive through the remainder of the Term following the month in which such termination occurs;

(b)           any pay in lieu of vacation accrued or carried forward to, but not taken as of the date of termination;

(c)           all other amounts due and owing Executive at the time of termination, including, but not limited to, accrued stock, option and warrant vesting consideration, and expense reimbursements;

(d)           the benefits described in Sections 2.9 shall be extended at the Company's sole cost through the remainder of the Term following the month in which such termination occurs; and

(e)           an amount equal to the Bonus for such employment year, prorated through the remainder of the Term following the month in which such termination occurs.

In the event Company terminates Executive’s employment with Cause during the Term, Executive shall only be entitled to payments under (a), (b) (c) and (d) above.

3.2.2           Termination Due to Death of Executive.  Upon the death of Executive, Company shall pay to Executive’s estate (a) the base Salary that would otherwise be payable to Executive hereunder to the end of the month in which said death occurs and through the remainder of the Term following the month in which said death occurs; (b) any Bonus, Additional Bonus and/or contingent compensation due and earned throughout said time period; and (c) any amounts earned pursuant to the terms of this Agreement but unpaid at the time of Death. The payments specified in this Section 3.2.2 shall be paid as soon as practicable, but in any event no later than 30 days after the date of death. The payments shall be made in cash, in US Dollars and inside the United States of America. Upon such payments, Company shall have no further liability or obligation hereunder to the deceased Executive’s estate, his executors or administrators, his heirs or assigns or any other person claiming under or through him.

3.2.3 Termination Due to Disability of Executive.  Upon the termination of Executive’s employment as a result of his disability, Executive shall be entitled to receive through the remainder of the Term following the month in which such termination occurs (a) the base Salary that would otherwise be payable to Executive hereunder to the end of the month in which such termination occurs and; (b) any Bonus and Additional Bonuses due and earned throughout said time period; (c) any amounts earned pursuant to the terms of this Agreement but unpaid at the time of termination; and (d) all benefits in accordance with Section 2.9 herein. The payments specified in this Section 3.2.3 shall be paid as soon as practicable but in any event no later than 30 days after the date of termination. The payments shall be made in cash in US Dollars and in the United States of America. Whenever compensation is payable to Executive hereunder during a time when Executive is partially or totally disabled and such disability (except for the provisions hereof) would entitle Executive to disability income or to salary continuation payments from Company according to the terms of any plan now or hereafter provided by Company or according to any policy of Company in effect at the time of such disability, the compensation payable to Executive hereunder shall be inclusive of any such disability income or salary continuation and shall not be in addition thereto. If disability income is payable directly to Executive by an insurance company under an insurance policy paid for by Company, then any such disability income paid during the 30 months following date of termination shall be considered to be part of the payments to be made by the Company pursuant to this Section 3.2.3, and not in addition thereto, and shall be paid to Company, up to but not to exceed the amount of payments actually made by Company pursuant to this Section 3.2.3. All disability income paid to Executive by said insurance company (i) during the 30 months following date of termination in excess of the payments actually made by Company pursuant to this Section 3.2.3, and (ii) after 30 months following date of termination shall be the sole property of Executive as governed by said insurance policy and shall not be required to be paid to Company.

3.2.5.          Section 409A.  To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A.  This Agreement shall be construed in a manner to give effect to such intention.  The Company and all of its subsidiaries or affiliates are liable for any tax, interest or penalties that may be imposed on Executive under Section 409A.  The Company and all of its subsidiaries or affiliates has the obligation to indemnify or otherwise hold Executive harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto.  Notwithstanding the foregoing, Executive acknowledge that Executive have been advised to obtain independent legal, tax or other counsel in connection with Section 409A. Each payment under this Agreement shall be considered a “separate payment” and not of a series of payments for purposes of Section 409A.

ARTICLE 4
CONFIDENTIAL INFORMATION

4.1           Definition.  “Confidential Information” includes, but is not limited to, information regarding costs, profits, sales, operational methods, materials and other information not readily available to the public.

4.2           General Restrictions on Use.  Executive acknowledges that in rendering his services under this Agreement, he will, during the Term, come into possession of Confidential Information of the Company.  In recognition of the foregoing, Executive covenants and agrees that during the Term, Executive will not disclose any Confidential Information to anyone outside the Company, except in the course of rendering his services as an Executive of the Company without the Company’s written consent. For purposes of this Agreement, Confidential Information does not include information that at the time of disclosure has previously been made generally available to the public by any means other than the wrongful act of Executive in violation of this Section 4.2, or information that was known to Executive prior to the signing of this Agreement. Executive may use and disclose Confidential Information to the extent necessary to assert any right or defend against any claim arising under this Agreement; the Company’s Stock Option Plan and Agreement to be entered into by and among the Company and Executive; and any other agreements entered into pursuant to or contemplated by the foregoing. Executive may also use and disclose Confidential Information to the extent necessary to assert any right or defend against any claim pertaining to Confidential Information or their use, to the extent necessary to comply with any applicable statute, constitution, treaty, rule, regulation, ordinance or order, whether of the United States, any state thereof, or any other jurisdiction applicable to Executive after giving prior notice to Company (time permitting), or if Executive receives a request to disclose all or any part of the information contained in the Confidential Information under the terms of a subpoena, order, civil investigative demand/or similar process issued by a court of competent jurisdiction or by a governmental body or agency, whether of the United States or any state thereof, or any other jurisdiction applicable to Executive after giving prior notice to Company (time permitting).

4.3           Third-Party Information.  Executive acknowledges that Company has received and in the future will receive from third parties their confidential information subject to a duty on Company’s part to maintain the confidentiality of this information and to use it only for certain limited purposes. Executive agrees that he owes Company and these third parties, during the term of his employment and thereafter, a duty to hold all such confidential information in the strictest confidence and not to disclose or use it, except as necessary to perform his obligation hereunder, as may be required by law, or a tribunal or court of competent jurisdiction, and as is consistent with any agreement between Company and such third party that Executive has notice of.

4.4           Trademark.  Company acknowledges that the trademark “Camelot Films” is the property of Executive and that the parties have entered into a separate agreement whereby the Company has the rights to utilize the Camelot Trademark.

ARTICLE 5
RIGHTS AND REMEDIES

5.1           Disputes.  Any dispute or controversy between the Parties arising out of this Agreement, including disputes as to the validity and enforceability of this Agreement (each dispute or controversy being referred to as a “Dispute”), shall be handled exclusively by mediation and arbitration as provided in this Article 5.  A Dispute shall be handled pursuant to the provisions of this Article 5 whether it arises during the Term of this Agreement or thereafter.

5.1.1           Mediation.  In the event a Dispute is not voluntarily resolved by the Parties on their own, upon the demand of either party, the matter shall be submitted to mediation in Orange County, California, under the mediation rules of the American Arbitration Association.  Each party shall bear its own costs in connection with such mediation and shall bear one-half of the costs incurred with the American Arbitration Association and the mediator in connection therewith.  Mediation in accordance with the provisions of this Section 5.1.1 shall be a condition precedent to a demand to arbitrate in accordance with the following Section 5.1.2.

5.1.2           Arbitration.  Any Dispute which is not resolved pursuant to mediation shall, upon the demand of either Party, be determined and settled by arbitration in Orange County, California, under California substantive law and the Commercial Arbitration Rules of the American Arbitration Association; provided however, the arbitrator shall follow the same rules of substantive law and the rules as to the application of such law to the facts as a California Trial Court Judge hearing the same matter would be bound to follow.  The parties further agree that:

(a)           Attorney Fees.  The arbitrator shall include attorney fees and costs in the award to the prevailing party.

(b)           Discovery.  The Parties shall be entitled to reasonable and necessary discovery, in accordance with the provisions of California Code of Civil Procedure Section 1283.05.

(c)           Findings and Conclusions.  The award shall include findings of fact and conclusions of law showing the legal and factual basis for the arbitrator's decision.

(d)           Errors of Law.  The award may be entered by any court of competent jurisdiction but in connection with entry by the court shall be subject to review by such court with respect to errors of law (but not with respect to errors of fact).  In the event such court shall find that there was a material error of law in the arbitration award, the court in the exercise of its discretion shall correct the award and enter it or return it to the arbitrator for reconsideration in accordance with the determinations of the court.

5.2           Injunctive Relief.  Both Parties shall be entitled to obtain an injunction in the event of the breach of this Agreement by the other Party. The availability of injunctive relief shall not preclude availability of any other remedy at law or equity that would otherwise be available to either Party.

ARTICLE 6
NONCOMPETITION

6.1           Covenant Not to Compete.  During his employment, Executive shall not compete with Company by engaging in any outside business activity that is competitive with the business of Company or directly or indirectly manage, participate in, consult with, render services for, or in any manner engage in any business directly competing with Company within any state, possession, territory or jurisdiction of the United States of America. This provision will survive the termination of Executive by the Company for Cause as it is defined in this Agreement or the resignation of Executive for other than Good Reason and shall be effective for a period of one (1) year following such termination or resignation.

6.2           Confidential Information. Executive agrees that Executive shall not, during the Employment Term or at any time thereafter, use for Executive’s own purposes, or disclose to or for any benefit of any third party, any trade secret or other confidential information of the Company or any of its affiliates (except as may required by law or in the performance of Executive’s duties hereunder consistent with the Company’s policies) and that Executive will comply with any confidentiality obligations of the Company known by Executive to a third party, whether under agreement or otherwise. Notwithstanding the foregoing, confidential information shall be deemed not to include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Executive or any other person who directly or indirectly receives such information from Executive or at Executive’s direction or (ii) is or becomes available to Executive on a non-confidential basis from a source which Executive reasonably believe is entitled to disclose it to Executive.

6.3            Company Ownership. The results and proceeds of Executive’s services hereunder, including, without limitation, any works of authorship resulting from Executive’s services during Executive’s employment and any works in progress, shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment to Executive whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-for-hire and/or there are any rights which do not accrue to the Company under the preceding sentence, then Executive hereby irrevocably assign and agree to assign any and all of Executive’s right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed by the Company, and the Company shall have the right to use the same in perpetuity throughout the universe in any manner the Company may deem useful or desirable to establish or document the Company’s exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent Executive have any rights in the results and proceeds of Executive’s services that cannot be assigned in the manner described above, Executive unconditionally and irrevocably waive the enforcement of such rights. This Section is subject to, and shall not be deemed to limit, restrict, or constitute any waiver by the Company of any rights of ownership to which the Company may be entitled by operation of law by virtue of the Company or any of its affiliates being Executive’s employer.

6.4            Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for Executive and utilized by Executive in the course of Executive’s employment with the Company or any of its affiliates shall remain the exclusive property of the Company. In the event of the termination of Executive’s employment for any reason, and subject to any other provisions hereof, the Company reserves the right, to the extent permitted by law and in addition to any other remedy the Company may have, to deduct from any monies otherwise payable to Executive the following: (i) the full amount of any specifically determined debt Executive owe to the Company or any of its affiliates at the time of or subsequent to the termination of Executive’s employment with the Company, and (ii) the value of the Company property which Executive retain in Executive’s possession after the termination of Executive’s employment with the Company following the Company’s written request for such item(s) return and Executive’s failure to return such items within thirty (30) days of receiving such notice. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent.

6.5.           Promise Not To Solicit. Executive will not during the period of the Employment Term or for the period ending one (1) year after the earlier of expiration of the Employment Term or Executive’s termination hereunder, induce or attempt to induce any employees, exclusive consultants, exclusive contractors or exclusive representatives of the Company (or those of any of its affiliates) to stop working for, contracting with or representing the Company or any of its affiliates or to work for, contract with or represent any of the Company’s (or its affiliates’) competitors.

6.6.          Litigation.  Executive agrees that during the Employment Term and for a one-year period thereafter and, if longer, during the pendency of any litigation or other proceeding, (i) Executive shall not communicate with anyone (other than Executive’s attorneys and tax advisors and except to the extent required by law or necessary in the performance of Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving the Company or any of its affiliates or predecessors, other than any litigation or other proceeding in which Executive are a party-in-opposition, without giving prior notice to the Company or the Company’s counsel, and (ii) in the event that any other party attempts to obtain information or documents from Executive with respect to matters possibly related to such litigation or other proceeding, Executive shall promptly so notify the Company’s counsel unless Executive are prohibited from doing so under applicable law.  Executive agree to cooperate, in a reasonable and appropriate manner, with the Company and its attorneys, both during and after the termination of Executive’s employment or services, in connection with any litigation or other proceeding arising out of or relating to matters in which Executive were involved prior to the termination of Executive’s employment or services to the extent the Company pays all reasonable expenses Executive incur in connection with such cooperation (including, without limitation, the fees and expenses of Executive’s counsel) and to the extent such cooperation does not unreasonably interfere with Executive’s personal or professional schedule.

6.7.           No Right to Write Books, Articles, Etc.  During the Employment Term and for two (2) years thereafter but not beyond the end of the original Term, except in the course of the performance of Executive’s duties and responsibilities or otherwise as authorized by the Board, Executive shall not prepare (other than personal notes and/or a diary) or assist any person or entity in the preparation of any books, articles, radio broadcasts, electronic communications, television or motion picture productions or other creations, concerning the Company or any of its affiliates or predecessors or any of their officers, directors, agents, employees, suppliers or customers.

6.8.           Non-Disparagement.  Executive and, to the extent set forth in the next sentence, the Company agree that each party shall not, during the Employment Term and for one (1) year thereafter, criticize, ridicule or make any statement which disparages or is derogatory of the other party in any non-public communication with any customer, client or member of the investment community or media or in any public communication.  the Company’s obligations under the preceding sentence shall be limited to communications by its senior corporate executives having the rank of Senior Vice President or above (“Specified Executives”), and it is agreed and understood that any such communication by any Specified Executive (or by any executive at the behest of a Specified Executive) shall be deemed to be a breach of this Section 6.8 by the Company.  Notwithstanding the foregoing, neither Executive nor the Company shall be prohibited from making statements in response to statements by the other party (or in Executive’s case, with respect to any Specified Executives) that criticize or ridicule or are disparaging or derogatory, provided that the responsive statements do not criticize or ridicule and are not disparaging or derogatory.

6.9.           Injunctive Relief, Etc.  The Company has entered into this Agreement in order to obtain the benefit of Executive’s unique skills, talent and experience.  Executive acknowledge and agree that any violation of Sections 6.1 through 6.8 will result in irreparable damage to the Company, and, accordingly, the Company may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to the Company.  Executive and the Company agree that the restrictions and remedies contained in Sections 6.1 through 6.8 are reasonable and that it is Executive’s intention and the intention of the Company that such restrictions and remedies shall be enforceable to the fullest extent permissible by law.  If it is found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted or the period or area of application reduced, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable.

6.10          Survival.  Executive’s obligations under Sections 6.1 through 6.8 and the Company’s obligations under Section 6.8 shall remain in full force and effect for the entire period provided therein, notwithstanding the termination of Executive’s employment pursuant to this Agreement or otherwise, or the expiration of the original Term.

ARTICLE 7
MISCELLANEOUS PROVISIONS

7.1           Name and Likeness. During the Term, the Company shall have the right to use Executive’s name, biography and likeness in connection with its business as follows: Executive shall promptly submit to Company a biography of Executive. Provided that Executive timely submit such biography, the Company shall not use any other biographical information other than contained in such biography so furnished, other than references to Executive’s prior professional services and Executive’s services hereunder, without Executive’s prior approval (which approval shall not be unreasonably withheld). If Executive fails to promptly submit a biography, then Executive shall not have the right to approve any biographical material used by the Company. Executive shall have the right to approve all likenesses of Executive used by the Company hereunder. Nothing herein contained shall be construed to authorize the use of Executive’s name, biography or likeness to endorse any product or service or to use the same for similar commercial purposes.

7.2           Unique Services. Notwithstanding anything to the contrary in this Agreement, Executive acknowledges that the services to be rendered by Executive under the terms of this Agreement, and the rights and privileges granted to the Company by Executive under its terms, are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot reasonably or adequately be compensated in damages in any action at law, and that a breach by Executive of any of the provisions contained in this Agreement may cause the Company great and irreparable injury and damage. Notwithstanding anything to the contrary in this Agreement, Executive acknowledges that the Company shall be entitled, in addition to any other remedies it may have at law, to seek the remedies of injunction, and other equitable relief for a breach of this Agreement by Executive. This provision shall not, however, be construed as a waiver of any of the rights which the Company and/or Executive may have for damages or otherwise.

7.3           Equal Opportunity the Company. Executive acknowledges that the Company is an equal opportunity employer. Executive agrees that Executive will comply with the Company policies regarding employment practices and with applicable federal, state and local laws prohibiting discrimination or harassment.

7.4           Section 317 and 508 of the Federal Communications Act. Executive represents that Executive has not accepted or given nor will Executive accept or give, directly or indirectly, any money, services other valuable consideration from or to anyone other than the Company for the inclusion of any matter as part of any film, television program or other production produced, distributed and/or developed by the Company and/or any of its affiliates.

7.5       Indemnification.

(a)                               If Executive is made a party, are threatened to be made a party to, or otherwise receive any other legal process in, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a director, officer or employee of the Company or are or were serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as director, officer, member, employee or agent, the Company shall indemnify Executive and hold Executive harmless to the fullest extent permitted or authorized by the Company’s certificate of incorporation and bylaws or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement and any cost and fees incurred in enforcing Executive’s rights to indemnification or contribution) reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue even though Executive has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of Executive’s heirs, executors and administrators. The Company shall advance to Executive all reasonable costs and expenses that Executive incurs in connection with a Proceeding within twenty (20) days after its receipt of a written request for such advance.  Any tax gross-up payments that Executive becomes entitled to receive pursuant to this Section 7.5 will be paid to Executive (or to the applicable taxing authority on Executive’s behalf) as promptly as practicable and in any event not later than the last day of the calendar year after the calendar year in which Executive remits the related taxes. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that Executive is not entitled to be indemnified against such costs and expenses.

(b)                              Neither the failure of the Company (including its board of directors, independent legal counsel or stockholders) to have made a determination that indemnification of Executive is proper because Executive has met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or stockholders) that Executive has not met such applicable standard of conduct, shall create a presumption or inference that Executive has not met the applicable standard of conduct.

(c)                               To the extent that the Company maintains officers’ and directors’ liability insurance, Executive will be covered under such policy subject to the exclusions and limitations set forth therein.

(d)                             The provisions of this Section 16 shall survive the expiration or termination of Executive’s employment and/or this Agreement.

7.6           Consideration is Non-Dilutive. All consideration of any type whatsoever granted to Executive in connection with this Agreement, including but not limited to, consideration earned, purchased or granted Executive by Company prior to this Agreement, shall not be subject to any dilutive event taken by Company other than a dilutive event caused by the issuance of additional shares. Specifically, the Executive shall be exempt from a dilutive action taken by the Company as a result of a stock reversal or other dilutive mechanism.

7.7           Entire Agreement.  This Agreement, together with those documents relating to the same transaction that are referred to in this Agreement, is intended to be the final, complete, and exclusive statement of the terms of the Agreement between Company and Executive with regard to the subject matter of this Agreement.  This Agreement supersedes all other prior agreements, communications, and statements, whether written or oral, express or implied, pertaining to that subject matter.  This Agreement may not be contradicted by evidence of any prior or contemporaneous statements or agreements, oral or written, and this Agreement may not be explained or supplemented by evidence of consistent additional terms.

7.8           Amendment; Waiver.  This Agreement may not be amended or modified except in writing and signed by both parties.  No waiver of any provision of this Agreement shall be deemed to, or shall, operate as a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  Except as expressly provided in this Agreement, no waiver shall be binding unless executed in writing by the party making the waiver.

7.9           Successors and Assigns.  This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation, change of name or otherwise) to all or substantially all of Company’s assets or shares of stock. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business, assets or stock that becomes bound by this Agreement.

7.10          Severability.  If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, that provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and of that provision shall remain in full force and effect as applied to other persons, places, and circumstances.

7.11          Interpretation.  This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party.  By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement.

7.12          Void Provisions. If any provision of this Agreement, as applied to either party or to any circumstances, shall be adjudged by a court to be void or unenforceable, the same shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement. In the event any such provision (the “Applicable Provision”) is so adjudged void or unenforceable, Executive and the Company shall take the following actions in the following order: (i) seek judicial reformation of the Applicable Provision; (ii) negotiate in good faith with each other to replace the Applicable Provision with a lawful provision; and (iii) have an arbitration as provided in Section 24 hereof determine a lawful replacement provision for the Applicable Provision; provided, however, that no such action pursuant to either of clauses (i) or (iii) above shall increase in any respect Executive’s obligations pursuant to the Applicable Provision.

7.13          Section Headings.  Section headings and captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.  Unless the context requires otherwise, all references in this Agreement to Articles or Sections are to the sections of this Agreement.

7.14          Counterparts.  This Agreement may be executed in one or more counterparts all of which together shall constitute one and the same instrument.

7.15          Notices.  For purposes of this Agreement, notices and other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by United States certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Executive:                                                           George Jackson
8001 Irvine Center Drive, Suite 400
Irvine, CA 92618

If to Company:                                                           Camelot Entertainment Group, Inc.
Attn: Robert P. Atwell, CEO
8001 Irvine Center Drive, Suite 400
Irvine, CA 92618

With a copy to:                                                           Christopher Flannery
Law Office of Christopher Flannery
555 City Avenue
Bala Cynwyd, PA 1900

7.16         Governing Law.  The laws of the State of California shall govern disputes, claims and controversies relating to and arising under this Agreement and be used to construe the terms of this Agreement.

7.17           Venue.  Unless agreed in writing by both parties, Orange County, California shall serve as venue for any arbitration or legal action arising out of or relating to this Agreement.

7.18          Confidentiality.  The Parties acknowledge that this Agreement and all its provisions and terms shall be held in strict confidence by the Parties and that neither Party shall have the right to publish this Agreement in any form unless granted prior written consent by the other Party, for the purpose of enforcing the mutual obligations under this Agreement in a court of law or before an arbitrator, or to meet the requirements of federal and state securities laws.

The parties have duly executed this Agreement as of the date first written above.

“EXECUTIVE”                                                                           “COMPANY”

/s/ George Jackson                                                             /s/    Robert P. Atwell
George Jackson                                                                           Robert P. Atwell, CEO

/s/ George Jackson
George Jackson, CFO, Secretary

Board of Director Approval:

/s/ Robert P. Atwell
Robert P. Atwell
4/26/2010

/s/ George Jackson
George Jackson
4/26/2010